Exhibit 99.1

MAXIMUS REPORTS FIRST QUARTER RESULTS

- First Quarter Revenue of $162.7 Million and EPS of $0.41 -

(RESTON, Va. – February 1, 2006) – MAXIMUS (NYSE: MMS), a leading provider of government services, today reported results for its fiscal first quarter ended December 31, 2005.

Highlights include:

•                  First quarter revenue grew 6.7% over last year to $162.7 million,

•                  The Company began expensing stock options in the first quarter of fiscal 2006 and as a result, net income was $8.9 million, or $0.41 per diluted share, compared to the same period a year ago on an options-adjusted basis of $8.2 million, or $0.38 per diluted share,

•                  Cash, cash equivalents and marketable securities totaled $172.4 million at December 31,

•                  Total pipeline was $1.3 billion at February 1, 2006,

•                  The Company made significant implementation progress on the large new jobs that were awarded this past year.

Revenue for the first quarter ended December 31, 2005 grew 6.7% to $162.7 million compared to revenue of $152.5 million in the same period a year ago.  All revenue growth was organic.  Net income was $8.9 million or $0.41 per diluted share and, on an options-adjusted basis, compares to net income of $8.2 million or $0.38 per diluted share reported for the same period last year.  Beginning in the first quarter of 2006, the Company implemented FAS 123(R) on a prospective basis and commenced expensing stock options as selling, general and administrative expense.

Lynn Davenport, Chief Executive Officer commented, “Financial results for the first quarter were at the top of our expected range.  During the quarter, we also achieved key operational milestones on two large projects.  Namely, in Texas we completed the operations and systems launch for two major components and commenced the phased roll out of the fully integrated eligibility function.  In British Columbia, while we have not achieved profitability, we were within service timelines by the end of November and in full compliance with service level requirements in December.  In addition to our project implementation efforts, we put new management in place at the beginning of the quarter.  They are fully engaged and we’re actively involved in several large outsourcing opportunities.  We’re confident our progress this quarter positions us to achieve our long-term growth objectives.”

Results for the fiscal 2006 first quarter include a $0.6 million foreign currency transaction gain recorded in other income which was partially offset by $0.5 million in legal expense for an internal review by independent outside counsel associated with the previously disclosed subpoena from the U.S. Attorney’s Office for the District of Columbia.

Consulting

Consulting segment revenue for the first quarter, which represented 15% of total Company revenue, was $23.6 million, compared to revenue of $24.1 million for the same period last year.  Consulting operating income for the first quarter increased to $2.5 million with an operating margin of 10.7% versus operating income of $2.3 million (which excludes stock option expense) in the same period last year driven principally by improvement in the Revenue Services division.

Systems

Systems segment revenue for the first quarter, which represented 22% of total Company revenue, increased 10.5% to $36.3 million versus $32.8 million reported in last year’s first quarter, driven by growth in Enterprise Resource Planning (ERP), Asset Solutions and Educational Systems.  Systems operating income for the first quarter returned to more normalized levels and totaled $3.9 million with an operating margin of 10.7%, compared to the first quarter of fiscal 2005 which had operating income of $4.9 million (which excludes stock option expense).  The decreased operating income in the first quarter of 2006 was due to lower license revenue in Justice Solutions and less profit in Security Solutions, which benefited from higher income from a contract in the first quarter of 2005.

Operations

Revenue for the Operations Segment, which represented 63% of total Company revenue, increased 7.5% to $102.8 million compared to $95.6 million recorded a year ago.  Revenue growth for the quarter was primarily attributable to the British Columbia project, which launched in April 2005.  Operating income for the first quarter was $6.1 million with an operating margin of 5.9% compared to operating income of $7.1 million (which excludes stock option expense) for the same period last year.  The decreases in income and margin were as expected and related to the British Columbia project.  The Company anticipates financial improvement on this project throughout the remainder of the year.

Sales and Pipeline Activity

Year-to-date signed contract wins through February 1, 2006, totaled approximately $130 million compared to $447 million reported at January 27, 2005, which included the $268 million British Columbia award. New contracts pending at February 1, 2006 (awarded but unsigned) totaled $161 million compared to $78 million reported for the same period last year.  Sales opportunities at February 1, 2006 totaled $1.3 billion (consisting of $464 million in proposals pending, $190 million in proposals in preparation, and $633 million in proposals tracking) compared to $1.16 billion reported at January 27, 2005.

Liquidity and Dividend

The Company generated cash from operations totaling $5.1 million in the first quarter after the payout of annual bonuses.  As expected, Days Sales Outstanding trended slightly higher due to the seasonal nature of collections during the holiday period and totaled 99 days at December 31, 2005.

At December 31, 2005, cash, cash equivalents, and marketable securities totaled $172.4 million.  During the first quarter, the Company generated interest and other income of approximately $2.0 million, including a $0.6 million foreign currency transaction gain.  The year-over-year increase in interest and other income was also driven by higher interest earned on invested cash.  During the quarter, the Company repurchased approximately 118,400 shares of common stock and had approximately $26.4 million available at December 31, 2005, for future stock repurchases under its share repurchase program.  The Company paid a quarterly cash dividend of $0.10 per share on November 30, 2005.

Outlook and Conclusion

For fiscal 2006, the Company still expects revenue in the range of $710 million to $725 million and GAAP earnings of $1.87 to $1.92 per diluted share.

“With new leadership added at the segment level, we are focusing our efforts to drive operational improvement and to pursue new opportunities for growth,” concluded Mr. Davenport.  “Our marketing initiatives are organized with dedicated sales teams pursuing new opportunities, including large health and human services outsourcing contracts and new federal work, both of which represent growing markets for the Company.”

The Company will host a conference call on Thursday, February 2, 2006 at 9:00 a.m. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050(Domestic)/206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through Friday, February 10, 2006.  Callers can access the replay by dialing:

Replay: 800.207.7077 or 913.383.5767

PIN: 4504

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,300 employees located in more than 220 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2005	December 31, 2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$59,073	$36,707
Marketable securities	119,290	135,665
Restricted cash	2,193	2,201
Accounts receivable – billed, net of reserves of $6,013 and $8,036	124,477	123,580
Accounts receivable – unbilled	43,774	47,194
Deferred income taxes	—	2,367
Prepaid expenses and other current assets	7,270	7,462
Total current assets	356,077	355,176
Property and equipment, at cost	64,730	68,322
Less accumulated depreciation and amortization	(33,574)	(35,717)
Property and equipment, net	31,156	32,605
Capitalized software	40,770	42,650
Less accumulated amortization	(16,817)	(18,250)
Capitalized software, net	23,953	24,400
Deferred contract costs, net	22,162	29,234
Goodwill	86,832	86,832
Intangible assets, net	7,756	7,247
Other assets, net	6,626	6,685

Total assets	$534,562	$542,179
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,151	$40,700
Accrued compensation and benefits	26,828	21,371
Deferred revenue	32,898	38,315
Income taxes payable	4,695	4,633
Deferred income taxes	277	—
Current portion of capital lease obligations	1,502	1,517
Other accrued liabilities	3,386	2,306
Total current liabilities	107,737	108,842
Capital lease obligations, less current portion	3,606	3,221
Deferred income taxes	17,225	19,739
Other liabilities	40	—

Total liabilities	128,608	131,802
Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,451,302 and 21,388,592 shares issued and outstanding at September 30, 2005 and December 31, 2005, at stated amount, respectively	150,883	149,345
Accumulated other comprehensive loss	(522)	(1,321)
Retained earnings	255,593	262,353

Total shareholders’ equity	405,954	410,377

Total liabilities and shareholders’ equity	$534,562	$542,179

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2004	2005
Revenue	$152,495	$162,726
Cost of revenue	108,090	117,980
Gross profit	44,405	44,746
Selling, general and administrative expense	29,450	31,564
Legal expense	99	500
Income from operations	14,856	12,682
Interest and other income, net	100	2,038
Income before income taxes	14,956	14,720
Provision for income taxes	5,907	5,814
Net income	$9,049	$8,906

Earnings per share:
Basic	$0.43	$0.42
Diluted	$0.42	$0.41

Dividends per share	$—	$0.10

Weighted average shares outstanding:
Basic	21,307	21,432
Diluted	21,551	21,908

Note:  In the three months ended December 31, 2005, the Company adopted FAS 123(R) on a prospective basis and commenced expensing stock options.  Consequently, selling, general and administrative expense, income from operations, and associated margin percentages for periods prior to adoption may not be comparable to fiscal 2006 data.

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months
	Ended December 31,
	2004	2005
Cash flows from operating activities:
Net income	$9,049	$8,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,739	2,202
Amortization	1,753	1,942
Deferred income taxes	496	(130)
Tax benefit due to option exercises and restricted stock units vesting	224	—
Non-cash equity based compensation	316	1,333
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable - billed	(7,368)	897
Accounts receivable - unbilled	344	(3,421)
Prepaid expenses and other current assets	2,208	(192)
Deferred contract costs	608	(7,073)
Other assets	495	(707)
Accounts payable	(1,298)	2,548
Accrued compensation and benefits	(1,651)	(5,457)
Deferred revenue	218	5,417
Income taxes payable	3,054	(62)
Other liabilities	(102)	(1,127)

Net cash provided by operating activities	10,085	5,076

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(257)	—
Purchases of property and equipment	(1,817)	(3,651)
Capitalized software costs	(2,888)	(1,880)
Increase in marketable securities	—	(16,525)
Other	328	—

Net cash used in investing activities	(4,634)	(22,056)

Cash flows from financing activities:
Employee stock transactions	1,937	1,532
Repurchases of common stock	(4,280)	(4,315)
Payments on capital lease obligations	(405)	(370)
Tax benefit due to option exercises and restricted stock units vesting	—	(87)
Cash dividends paid	—	(2,146)

Net cash used in financing activities	(2,748)	(5,386)

Net increase (decrease) in cash and cash equivalents	2,703	(22,366)

Cash and cash equivalents, beginning of period	91,854	59,073

Cash and cash equivalents, end of period	$94,557	$36,707

MAXIMUS, Inc.

Segment Information

(In thousands)

(Unaudited)

The following table provides certain financial information for each of the Company’s business segments:

	Three Months Ended December 31,
	2004	2005
Revenue:
Consulting	$24,064	$23,635
Systems	32,838	36,290
Operations	95,593	102,801
Total	$152,495	$162,726

Gross Profit:
Consulting	$10,420	$10,196
Systems	14,030	13,870
Operations	19,955	20,680
Total	$44,405	$44,746

Selling, General and Administrative expense:
Consulting	$8,130	$7,660
Systems	9,104	9,983
Operations	12,820	14,612
Corporate/other	(604)	(691)
Total	$29,450	$31,564

Income from Operations:
Consulting	$2,290	$2,536
Systems	4,926	3,887
Operations	7,135	6,068
Consolidating adjustments	604	691
Legal expense	(99)	(500)
Total	$14,856	$12,682

Note:  In the three months ended December 31, 2005, the Company adopted FAS 123(R) on a prospective basis and commenced expensing stock options.  Consequently, selling, general and administrative expense, income from operations, and associated margin percentages for periods prior to adoption may not be comparable to fiscal 2006 data.